EXHIBIT 10.1
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                        SCHNITZER STEEL INDUSTRIES, INC.
                           EXECUTIVE ANNUAL BONUS PLAN

            1. Purpose. Schnitzer Steel Industries, Inc. (the "Company") hereby establishes the Schnitzer Steel Industries, Inc. Executive Annual Bonus Plan (the "Plan") with the intent of qualifying compensation paid under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)") and the regulations promulgated thereunder. The Plan shall be interpreted in a manner consistent with the foregoing intent.

            2. Administration. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company, which shall be comprised solely of two or more "outside directors" as defined in regulations promulgated under Section 162(m). The Committee may adopt guidelines to implement and administer the Plan.

            3. Plan Participants. The participants in the Plan (the "Participants") shall be the Chief Executive Officer (the "CEO") of the Company and such other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of Performance Goals for any fiscal year. Other executives and employees of the Company may receive bonuses on terms similar to the terms of bonuses paid to Participants under the Plan, but those bonuses shall not be covered by the Plan and, therefore, shall not qualify as performance-based compensation under Section 162(m).

            4. Performance Goals.

               (a) To make an award under the Plan, the Committee shall, no later than 90 days after the beginning of a fiscal year of the Company, establish in writing the objectives ("Performance Goals") that must be satisfied by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during such year as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that year. The Committee shall also establish (i) the amounts, or the formula for determining the amounts, of cash bonuses to be paid or accrued based on achievement of the Performance Goals, and (ii) the timing of payment and any other conditions to payment of such amounts. In establishing any Performance Goals, the Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonuses prior to payment on such terms as determined by the Committee.

               (b) The Performance Goals for each fiscal year shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: economic value added (adjusted operating income after taxes less a capital charge), earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, revenues, gross margin, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee).
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            5. Computation of Bonus. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the attainment of the Performance Goals for the year and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related Performance Goal is not met.

            6. Maximum Bonus. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance of the Company in any fiscal year shall be $2,500,000.

            7. Effect of Plan on Previously Established Performance Goals. The Plan shall be submitted for approval by the Company's shareholders at the Annual Meeting of Shareholders held in 2005. If the Plan is approved by the shareholders at that meeting, the Plan shall apply to cash bonuses paid to the CEO after the date of that meeting as a result of achievement of Performance Goals previously established for fiscal 2005 and prior years, provided that the establishment and administration of those bonuses was and is otherwise in accordance with the terms of the Plan and the regulations under Section 162(m). If the Plan is not approved by the shareholders at that meeting, then any unpaid bonuses resulting from previously established Performance Goals shall not be paid.

            8. Amendment and Termination of Plan. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company's shareholders if such approval is necessary to qualify amounts payable hereunder as performance-based compensation under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial approval. No termination of the Plan shall affect Performance Goals and related awards established by the Committee prior to such termination.

            9. No Right of Continued Employment. Nothing in the Plan or any award pursuant to the Plan shall confer upon any person any right to be continued in the employment of the Company or any subsidiary.

            10. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Oregon.













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